This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2003

             PROSPECTUS SUPPLEMENT To prospectus dated July 1, 2003

                                  $300,000,000

                                  [LOGO] PSEG
                                         POWER LLC

                             % Senior Notes Due 2015

                                   ----------

      We will pay interest on the Senior Notes each May 15 and November 15. The first interest payment will be made on May 15, 2004. The Senior Notes will mature at par on November 15, 2015 unless we redeem them in accordance with their terms prior to such date. The Senior Notes will rank equally with any of our other senior unsecured indebtedness. Our subsidiaries, PSEG Fossil LLC, PSEG Nuclear LLC and PSEG Energy Resources & Trade LLC, will fully and unconditionally guarantee the Senior Notes on a joint and several basis. The guarantees will rank equally in right of payment to all existing and future senior unsecured indebtedness of the guarantors.

      The Senior Notes are redeemable in whole or in part at any time at our option at 100% of the outstanding principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a make whole premium, as more fully described in this prospectus supplement under the caption "Description of the Senior Notes -- Optional Redemption." There is no sinking fund for the Senior Notes.

      The Senior Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

      Investing in the Senior Notes involves risks. See "Risk Factors" beginning on page 6 of the accompanying prospectus.

                                   Public                     Proceeds, before
                                  Offering    Underwriting    expenses, to PSEG
                                   Price1       Discount         Power LLC(1)
                                  --------    ------------    -----------------
Per Note.....................            %              %                  %
Total........................

----------
(1)  Plus accrued interest, if any, from November   , 2003.

      The  underwriters  expect to deliver the Senior Notes in  book-entry  form
only through The Depository Trust Company on or about November   , 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                   Wachovia Securities
                                   ----------
Deutsche Bank Securities
                             Fleet Securities, Inc.
                                                                  Scotia Capital

         The date of this prospectus supplement is November   , 2003.

                                   ----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement

About this Prospectus Supplement ..........................................  S-3
Incorporation of Certain Documents by Reference ...........................  S-3
Capitalization ............................................................  S-4
Consolidated Ratios of Earnings to Fixed Charges ..........................  S-4
Use of Proceeds ...........................................................  S-4
Description of the Senior Notes ...........................................  S-4
Underwriting ..............................................................  S-7
Notice to Canadian Residents ..............................................  S-8
Legal Matters .............................................................  S-9
Experts ...................................................................  S-9

                                   Prospectus

About This Prospectus .....................................................    3
Where You Can Find More Information .......................................    3
Forward-Looking Statements ................................................    4
PSEG Power LLC ............................................................    5
Risk Factors ..............................................................    6
Use of Proceeds ...........................................................   12
Description of Debt Securities ............................................   12
Plan of Distribution ......................................................   31
Legal Opinions ............................................................   32
Experts ...................................................................   32

                                   ----------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is only accurate as of the respective dates on the front covers hereof and thereof. Our business, financial condition, results of operations and prospects may have changed since such dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering of Senior Notes and certain other matters relating to us and the underwriters. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information may not apply to the Senior Notes we are offering in this prospectus supplement.

      If the description of the Senior Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "PSEG Power," "we," "us" and "our" or similar terms are to PSEG Power LLC and its consolidated subsidiaries.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents in File No. 000-49614 listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering hereunder.

      o     Our Annual Report on Form 10-K for the year ended December 31, 2002;

      o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

      o Our Current Reports on Form 8-K filed with the SEC on January 29, 2003, April 15, 2003, June 17, 2003, July 23, 2003, September 30,
            2003 and October 23, 2003.

      You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

                                 J. Brian Smith
                          Director, Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07101
                            Telephone (973) 430-6564

                                 CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2003 as adjusted to give effect to the issuance of the Senior Notes offered hereby and the application of the proceeds thereof. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference.

                                                        As of September 30, 2003
                                                        ------------------------
                                                              (Unaudited)
                                                          Actual     As Adjusted
                                                        ---------    -----------
                                                             (in millions)
SHORT-TERM INVESTMENTS
Short-Term Investments ...........................       $     0        $    44
                                                         -------        -------
  Total Short-Term Investments ...................             0             44
DEBT
Senior Notes .....................................         2,400          2,700
Project Level, Non-Recourse Debt .................           800            800
Pollution Control Notes ..........................           124            124
Net Unamortized Discount .........................            (8)            (8)
Short-Term Loan from Affiliate ...................           256              0
                                                         -------        -------
  Total Debt .....................................         3,572          3,616
MEMBER'S EQUITY(1)
Contributed Capital ..............................         1,550          1,550
Basis Adjustment .................................          (986)          (986)
Retained Earnings ................................         1,732          1,732
Accumulated Other Comprehensive Income ...........            19             19
  Total Member's Equity ..........................         2,315          2,315
                                                         -------        -------
    TOTAL CAPITALIZATION .........................       $ 5,887        $ 5,931
                                                         =======        =======

----------
(1) We are a limited liability company of which Public Service Enterprise Group Incorporated is the sole owner and member.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges for each of the periods indicated is as follows:

                                                  Nine Months Ended                   Years Ended December 31,
                                                    September 30,     --------------------------------------------------------
                                                         2003         2002         2001         2000         1999         1998
                                                  -----------------   ----         ----         ----         ----         ----
Ratios of Earnings to Fixed Charges(1) .......           4.38         4.10         3.73         3.42         7.29         2.46

----------
(1) The term "earnings" shall be defined as pre-tax income from continuing operations in accordance with Regulation S-K. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the Senior Notes will be added to our general funds and used to repay certain short-term loans from an affiliate and for general corporate purposes. At October 31, 2003, the weighted average annualized interest rate of our short-term indebtedness was 1.27%.

                         DESCRIPTION OF THE SENIOR NOTES

      Set forth below is a description of the specific terms of the Senior Notes Due 2015 (the "Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (the "Indenture") between and among us, our subsidiaries, PSEG Fossil LLC, PSEG Nuclear LLC and PSEG Energy Resources & Trade LLC (the "Subsidiary Guarantors") and The Bank of New York, as trustee (the "Trustee"). The Trustee's address is 101 Barclay Street, Floor 8 West, New York, NY 10286.

General

      We will issue the Senior Notes under the Indenture. The terms of the Senior Notes are stated in the Indenture and include terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). You should refer to the Indenture and the Trust Indenture Act for a statement of these terms. The Indenture is governed by New York law.

Principal, Maturity and Interest

      The Indenture does not limit the aggregate principal amount of debt securities that we may issue under it and provides that debt securities may be issued under it up to the principal amount as we may authorize from time to time. The debt securities may be issued from time to time in one or more series. We may "reopen" any series of debt securities, including the Senior Notes, and issue additional debt securities of that series.

      The Senior  Notes will  initially be limited to $300  million.  The Senior
Notes will be issued in registered form only, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will mature at par on November 15, 2015 (the "Stated Maturity Date") unless we redeem them in accordance with their terms prior to such date.

      Interest on the Senior Notes will accrue at the rate of % per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year (each an "Interest Payment Date") commencing May 15, 2004. We will make each interest payment to the persons in whose names the Senior Notes are registered at the close of business on the 15th day immediately preceding the applicable Interest Payment Date.

      Interest on the Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent Interest Payment Date to which interest was paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      If any Interest Payment Date or the Stated Maturity Date or date of earlier redemption is not a Business Day, the required payment shall be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of the payment subject to delay, with the same force and effect as if made on the Interest Payment Date or Stated Maturity Date or date of earlier redemption. "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close.

Ranking

      The Senior Notes will be our senior unsecured obligations. They will rank equally in right of payment to all of our existing and future senior unsecured indebtedness. At September 30, 2003, we had approximately $2.5 billion of senior indebtedness outstanding. The Senior Notes will rank junior to secured indebtedness to the extent of related collateral. Other than certain construction financing at certain second-tier subsidiaries, we currently do not have any outstanding secured indebtedness.

Guarantees

      The Senior Notes will be guaranteed, jointly and severally, by the Subsidiary Guarantors. The Subsidiary Guarantees will rank equally in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors. Other than intercompany debt, the Subsidiary Guarantors currently have no indebtedness outstanding.

Optional Redemption

      We may redeem the Senior Notes at any time, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice, as more fully described under "- Selection and Notice" below, at a price equal to the greater of:

      (a) 100 percent of the principal amount of the Senior Notes being redeemed, or

      (b) as determined by the calculation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed not including any portion of such payment of interest accrued on the date of redemption, from the redemption date to the maturity date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 30 basis points.

plus any accrued and unpaid interest to the date of redemption and liquidated damages, if any, and additional amounts, if any.

      "Treasury rate" means, with respect to any redemption date for any of the Senior Notes being redeemed:

      (a) the yield for the maturity corresponding to the comparable treasury issue (as defined below), under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," provided, that if no maturity is within three months before or after the maturity date for any of the Senior Notes being redeemed the yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

      (b) if the release referred to in (a) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

      The treasury rate will be calculated on the third business day preceding the redemption date.

      "Comparable treasury issue" means, with respect to any redemption date for any of the Senior Notes being redeemed, the United States Treasury security selected by an "independent investment banker" as having the maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with the customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. "Independent investment banker" means one of the reference treasury dealers appointed by the Trustee after consultation with us.

      "Comparable treasury price" means with respect to any redemption date for any of the Senior Notes being redeemed:

      (a) the average of four reference treasury dealer quotations (as defined below) for the redemption date, after excluding the highest and lowest of those reference treasury dealer quotations obtained by the calculation agent, or

      (b) if the calculation agent obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations obtained.

      "Reference treasury dealer" means each of four primary U.S. Government securities dealers in New York City selected by the Trustee in consultation with us and initially will include Credit Suisse First Boston LLC and a primary U.S. Government securities dealer selected by Wachovia Capital Markets, LLC. If any reference treasury dealer ceases to be a primary U.S. government securities dealer, the Trustee will substitute another primary U.S. government securities dealer for that dealer.

      "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted to the calculation agent by that reference treasury dealer at 5:00 p.m. New York time on the third business day preceding the redemption date.

      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes called for redemption.

Selection and Notice

      The Trustee will select the Senior Notes for redemption on a pro rata basis or in accordance with any other method the Trustee considers fair and appropriate. Senior Notes in denominations of $1,000 or less may not be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each holder of Senior Notes to be redeemed at its registered address. The notice of redemption will state the portion of the principal amount to be redeemed if the Senior Note is to be redeemed in part. A Senior Note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original Senior Note. On and after the redemption date, interest will no longer accrue on those Senior Notes or portions of Senior Notes called for redemption (unless we default in the payment of any amount payable by us upon such redemption).

      Notices to the holders of the Senior Notes shall be given by first class mail, postage prepaid, to the registered holders of such Senior Notes at their addresses appearing in the note register.

Certain Covenants

      The Indenture under which the Senior Notes will be issued contains the covenants described in the "Description of Debt Securities -- Selected Indenture Covenants" section of the accompanying prospectus, including covenants with respect to limitations on obligations, limitations on liens, Subsidiary Guarantees, guarantee of PSEG Energy Resources & Trade LLC ("ER&T") obligations, payment of dividends by ER&T to us, limitations on dividends and other payment restrictions, and limitations on sales of assets, all as more fully described in the accompanying prospectus.

Book-Entry Only Issuance--The Depository Trust Company

      The Depository Trust Company ("DTC") will act as the initial securities depositary for the Senior Notes. The Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Senior Note certificates will be issued, representing in the aggregate the total principal amount of Senior Notes, and will be deposited with DTC. See "Description of Debt Securities -- Book-Entry Debt Securities" in the accompanying prospectus.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the aggregate principal amount of Senior Notes set forth opposite the name of such underwriter:

                                                                      Principal
Underwriters                                                           Amount
------------                                                          ---------
Credit Suisse First Boston LLC....................................    $
Wachovia Capital Markets, LLC.....................................
Deutsche Bank Securities Inc......................................
Fleet Securities, Inc.............................................
Scotia Capital (USA) Inc..........................................
                                                                      ---------
                                                                      $
                                                                      =========

      The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the Senior Notes if any are taken.

      In the event of default by one or more underwriters, the underwriting agreement provides that the commitment of each non-defaulting underwriter shall be increased by up to 10%. However, if the default involves more than 10% of the aggregate principal amount of the Senior Notes, the non-defaulting underwriters will have the right to purchase all, but will not be under any obligation to purchase any of the Senior Notes, and if such non-defaulting underwriters do not purchase all of the Senior Notes, the underwriting agreement will terminate without liability to any non-defaulting underwriter or the issuer.

      The underwriters propose initially to offer all or part of the Senior Notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a
concession not in excess of       % of the principal amount of the Senior Notes.
After the initial public offering, the public offering price and concession may be changed.

      The underwriting  discount to be paid by us to the underwriters  with this
offering will be %   per Senior Note, for a total of $        . In addition,  we
estimate that we will incur other offering expenses of approximately $     .

      The Senior Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Senior Notes will be listed on any securities exchange.

      In connection with the offering, the underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Senior Notes, the underwriters or their affiliates may bid for, and purchase Senior Notes in the open market. Finally, the underwriters or their affiliates may reclaim selling concessions allowed to a dealer for distributing Senior Notes in this offering, if the underwriters or their affiliates repurchase previously distributed Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The underwriters or their affiliates are not required to engage in these activities, and may end any of these activities at any time and, in any case, will end these activities after a limited period.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the underwriters make any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments required to be made in respect thereof.

      Certain of the underwriters and their affiliates engage in transactions with and perform services for us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us or our affiliates for which they are paid customary fees and expenses.

      Certain of the underwriters will make the Senior Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the Senior Notes available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the Senior Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Senior Notes are made. Any resale of the Senior Notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Senior Notes.

Representations of Purchasers

      By purchasing the Senior Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

      o the purchaser is entitled under applicable provincial securities laws to purchase the Senior Notes without the benefit of a prospectus qualified under those securities laws,

      o where required by law, that the purchaser is purchasing as principal and not as agent, and

      o     the   purchaser   has   reviewed   the  text  above  under   "Resale
            Restrictions."

Rights of Action--Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Senior Notes, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Senior Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Senior Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Senior Notes were offered to the purchaser and if the purchaser is shown to have purchased the Senior Notes with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Senior Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of the Senior Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Senior Notes in their particular circumstances and about the eligibility of the Senior Notes for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

      Certain legal matters with respect to the offering of the securities will be passed on for us by James T. Foran, Esq., Associate General Counsel of PSEG or R. Edwin Selover, Senior Vice President and General Counsel of PSEG, and for the underwriters by Sidley Austin Brown & Wood LLP. Sidley Austin Brown & Wood LLP will rely upon the opinion of Mr. Foran or Mr. Selover as to all matters of New Jersey law.

                                     EXPERTS

      The financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 and the related financial statement schedule, incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PSEG Power LLC
80 Park Plaza, P.O. Box 1171
Newark, New Jersey 07101-1171
(973) 430-7000

                                 $2,000,000,000

                                 [LOGO] PSEG
                                        Power LLC

                             Senior Debt Securities

      We may offer from time to time, together or separately, one or more series of our unsecured senior debt securities. The Debt Securities will rank equally with all of our other unsubordinated and unsecured indebtedness. The Debt Securities will be fully and unconditionally guaranteed jointly and severally by our three principal operating subsidiaries as described in this prospectus. The guarantees rank equally with these subsidiaries' unsecured and unsubordinated indebtedness.

      When a particular series of Debt Securities is offered, we will prepare a prospectus supplement setting forth the particular terms of the offered Debt Securities. You should read this prospectus and any prospectus supplement carefully before you make any decision to invest in the Debt Securities.

      The aggregate initial public offering price of all Debt Securities which may be sold under this prospectus shall not exceed $2,000,000,000 less the aggregate initial public offering price of any securities of certain of our funding entities which are sold under a separate prospectus which also constitutes a part of the registration statement of which this prospectus constitutes a part.

      We will sell the Debt Securities directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If any such agents, underwriters or dealers are involved in the sale of the Debt Securities in respect of which this prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable agent's commission, underwriter's discount or dealer's purchase price and the net proceeds to us from such sale will be set forth in, or may be calculated on the basis set forth in, the applicable prospectus supplement. See "Plan of Distribution" for possible indemnification arrangements for any such agents, underwriters and dealers.

      This prospectus may not be used to consummate sales of the Debt Securities without the delivery of one or more prospectus supplements.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      Investing in our Debt Securities involves risks. You should carefully review "Risk Factors" beginning on page 6 of this prospectus.

                                   ----------

                  The date of this prospectus is July 1, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus .....................................................    3
Where You Can Find More Information .......................................    3
Forward-Looking Statements ................................................    4
PSEG Power LLC ............................................................    5
Risk Factors ..............................................................    6
Use of Proceeds ...........................................................   12
Description of Debt Securities ............................................   12
Plan of Distribution ......................................................   31
Legal Opinions ............................................................   32
Experts ...................................................................   32

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that PSEG Power LLC filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debt Securities described in this prospectus in one or more offerings of one or more series. The aggregate principal amount of Debt Securities which we may offer under this prospectus is $2,000,000,000 less the aggregate initial public offering price of any securities of certain of our funding entities which are sold under a separate prospectus filed with the same registration statement. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

      We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any material on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Our filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of any particular offering of Debt Securities.

      o     Our Annual Report on Form 10-K for the year ended December 31, 2002;

      o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

      o Our Current Reports on Form 8-K dated January 28, 2003, April 15, 2003 and June 17, 2003.

      You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

                                 J. Brian Smith
                          Director, Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07102
                            Telephone (973) 430-6564

      You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in the prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and the prospectus supplement are distributed. You should not assume that the information in this prospectus and the prospectus supplement are accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

                           FORWARD-LOOKING STATEMENTS

      This prospectus, including documents incorporated by reference or deemed to be incorporated by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. When used herein or in documents incorporated by reference or deemed to be incorporated by reference, the words "will", "anticipate", "intend", "estimate", "believe", "expect", "plan", "hypothetical", "potential", "forecast", "project", variations of such words and similar expressions are intended to identify forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, actual results and developments may differ materially from our expectations and predictions due to a number of risks and uncertainties, many of which are beyond our control. The following review of factors should not be construed as exhaustive:

      o credit, commodity, interest rate, counterparty and other financial market risks;

      o     liquidity and the ability to access capital and credit markets;

      o acquisitions, divestitures, mergers, restructurings or strategic initiatives that change our structure;

      o business combinations among competitors and major customers that could change our financial position, results of operations or net cash flows;

      o     general economic conditions including inflation;

      o changes to accounting standards or generally accepted accounting principles, which may require adjustments to financial statements;

      o changes in tax laws and regulations which could affect cash flows and business prospects;

      o     energy obligations, available supply and trading risks;

      o     changes in the electric industry including changes to power pools;

      o regulation and availability of power transmission facilities that impact our ability to deliver output to customers;

      o     growth in costs and expenses;

      o     environmental regulation that significantly impacts operations;

      o changes in rates of return on overall debt and equity markets and their impact on the value of pension assets and our Nuclear Decommissioning Trust Fund;

      o changes in political conditions, recession, acts of war or terrorism;

      o     insufficient insurance coverage;

      o involvement in lawsuits including liability claims and commercial disputes;

      o     inability to attract and retain management and other key employees;

      o ability to service debt as a result of any of the aforementioned events;

      o     adverse changes in the market place for energy prices;

      o     excess supply due to overbuild in the industry;

      o generation operating performance that may fall below projected levels;

      o substantial competition from well capitalized participants in the national and regional energy markets;

      o     inability to effectively manage trading risk;

      o     margin posting requirements;

      o     availability of fuel at reasonable prices;

      o     activities of competitors or major customers;

      o     changes in product or sourcing mix;

      o     tardy or unsuccessful acquisition, construction and development;

      o changes in technology that make power generation assets less competitive;

      o changes in regulation and security measures at our nuclear facilities;

      o regulatory changes regarding the cost responsibility for nuclear decommissioning; and

      o     other factors, many of which are beyond our control.

      Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the Debt Securities, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances. The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus and any prospectus supplement are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

                                 PSEG POWER LLC

      We are one of the largest independent electric generating and wholesale energy marketing and trading companies in the United States. Through our three principal operating subsidiaries, PSEG Fossil LLC ("Fossil"), which owns our fossil generating facilities and operates a majority of them; PSEG Nuclear LLC ("Nuclear"), which owns our nuclear generating facilities and operates a majority of them; and PSEG Energy Resources & Trade LLC ("ER&T"), which conducts our wholesale energy marketing and trading activities, we generate and market electricity, capacity, ancillary services and natural gas products on a wholesale basis. As of March 31, 2003, our generation portfolio consisted of approximately 13,055 megawatts ("MW") of installed capacity. Our target market, which we refer to as the Super Region, extends from Maine to the Carolinas and the Atlantic Coast to Indiana, encompassing approximately 36% of the nation's power consumption. With approximately 20% of installed capacity, we are the single largest power supplier in our primary market, the Pennsylvania-New Jersey-Maryland Power Pool ("PJM"), which is one of the nation's largest and most well developed energy markets.

      We seek to continually maximize the value of our generation portfolio through the centralized control of its operations and its integration with our trading, fuel procurement, marketing and risk management expertise. Our electric generation portfolio is diversified by fuel source and market segment and we have demonstrated expertise in natural gas procurement.

      We began operating as a deregulated energy supplier in 1999. On August 21, 2000, we acquired ownership of the electric generation portfolio of our utility affiliate, Public Service Electric and Gas Company ("PSE&G"), New Jersey's largest public utility. We sell energy on a wholesale basis under contract to power marketers and load serving entities and we bid energy, capacity and ancillary services into the wholesale energy market. For the period ending July 31, 2003, we have contracted to sell energy to various basic generation service obligation ("BGS") suppliers in the New Jersey market. In addition, we are a direct supplier to one utility, not PSE&G, for a limited portion of its retail load.

      As a result of the BGS auction held in February 2003, we entered into hourly energy price contracts to be a direct supplier of certain large customers for a ten-month period beginning August 1, 2003. We also entered into contracts with third parties who are direct suppliers of New Jersey's electric distribution companies. Through these seasonally-adjusted fixed price contracts, we will indirectly serve New Jersey's smaller commercial and residential customers for ten-month and 34-month periods beginning August 1, 2003. We believe that our obligations under these contracts are reasonably balanced by our available supply.

      In addition to the BGS-related contracts noted above, we have various contracts to provide service to municipal electric utilities that run through 2007, a contract to supply power through 2003 to Niagara Mohawk Power Corporation from our Albany Steam Station and various supply contracts, ranging from one through four years, related to our recently acquired Connecticut generating stations.

      We are a wholly-owned subsidiary of Public Service Enterprise Group Incorporated ("PSEG"). PSEG is an exempt public utility holding company and one of the leading providers of energy and energy-related services in the nation. PSEG has three other direct, wholly-owned subsidiaries: PSE&G, PSEG Energy Holdings L.L.C. ("Energy Holdings") and PSEG Services Corporation ("Services"). PSE&G is New Jersey's largest public utility and is engaged principally in the transmission, distribution and sale of electric energy and gas service in New Jersey. Energy Holdings participates nationally and internationally in energy-related lines of business through its subsidiaries. Services provides corporate support and managerial and administrative services to PSEG and its affiliates.

      We are a Delaware limited liability company located at 80 Park Plaza, Newark, New Jersey 07102; our telephone number is 973-430-7000. In this prospectus, unless otherwise indicated, "we", "our" and "us" refer to PSEG Power LLC and its consolidated subsidiaries (for periods prior to August 21, 2000, " Power," "we," "us" or "our" also includes PSE&G).

Consolidated Ratios of Earnings to Fixed Charges

      Our consolidated ratios of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                         Years Ended December 31,
                                                    Three Months Ended   --------------------------------------------------------
                                                      March 31, 2003     2002         2001         2000         1999         1998
                                                      --------------     ----         ----         ----         ----         ----
Ratios of Earnings to Fixed Charges(1) ............         5.69         4.10         3.73         3.42         7.29         2.46

----------
(1) The term "earnings" shall be defined as pre-tax income from continuing operations in accordance with Regulation S-K. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

      You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

      In addition to the information, including risk factors, contained in the documents incorporated by reference or elsewhere in this prospectus, prospective investors should carefully consider the risks described below before making a decision to purchase the Debt Securities. Such factors could have a material adverse effect on our business, prospects, financial condition, results of operations or net cash flows. Such factors could affect actual results and cause such results to differ materially from those expressed in any forward-looking statements made by, or on behalf of us.

Credit, Commodity and Financial Market Risks May Have an Adverse Impact

      The revenues generated by the operation of our generating stations are subject to market risks that are beyond our control. Our generation output will either be used to satisfy our wholesale contracts or be sold into the competitive power markets or under other bilateral contracts. Participants in the competitive power markets are not guaranteed any specified rate of return on their capital investments through recovery of mandated rates payable by purchasers of electricity. Although a majority of our revenue is generated by the BGS contract with the various direct bidders of the New Jersey BGS Auction and from bilateral contracts for the sale of electricity with third-party load serving entities and power marketers, our revenues and results of operations will be dependent upon prevailing market prices for energy, capacity and ancillary services in the markets we serve.

      Among the factors that will influence the market prices for energy, capacity and ancillary services are:

      o the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities that may be able to produce electricity less expensively;

      o changes in the rules set by regulatory authorities with respect to the manner in which electricity sales will be priced;

      o transmission congestion and access in PJM and/or other competitive markets;

      o the operation of nuclear generation plants in PJM and other competitive markets beyond their presently expected dates of decommissioning;

      o prevailing market prices for enriched uranium, fuel oil, coal and natural gas and associated transportation costs;

      o     fluctuating weather conditions;

      o reduced growth rate in electricity usage as a result of factors such as national and regional economic conditions and the implementation of conservation programs; and

      o     changes in regulations applicable to PJM and other ISOs.

      As a result of the BGS auction, we have entered into contracts with the direct suppliers of the New Jersey electric utilities, including PSE&G. These bilateral contracts are subject to credit risk. This credit risk relates to the ability of counterparties to meet their payment obligations for the power delivered under each BGS contract. Any failure to collect these payments under the BGS contracts with counterparties could have a material impact on our results of operations, cash flows, and financial position.

Energy Obligations, Available Supply and Trading Risks May Have an Adverse
Impact

      Our energy trading and marketing business frequently involves the establishment of energy trading positions in the wholesale energy markets on long-term and short-term bases. To the extent that we have forward purchase contracts to provide or purchase energy in excess of demand, a downturn in the markets is likely to result in a loss from a decline in the value of such long positions as we attempt to sell energy in a falling market. Conversely, to the extent that we enter into forward sales contracts to deliver energy we do not own, or take short positions in the energy markets, an upturn in the energy markets is likely to expose us to losses as we attempt to cover our short positions by acquiring energy in a rising market.

      If the strategy we utilize to hedge our exposures to these various risks is not effective, we could incur significant losses. Our substantial energy trading positions can also be adversely affected by the level of volatility in the energy markets that, in turn, depends on various factors, including weather in various geographical areas and short-term supply and demand imbalances, which cannot be predicted with any certainty.

      In addition, we are exposed to the risk that counterparties will not perform their obligations. Although we have devoted significant resources to develop our risk management policies and procedures and counterparty credit requirements and will continue to do so in the future, we can give no assurance that losses from our energy trading activities will not have a material adverse effect on our business, prospects, results of operations, financial condition or net cash flows.

      In connection with our energy trading business, we must meet certain credit quality standards as are required by counterparties. Standard industry contracts generally require trading counterparties to maintain investment grade ratings. These same contracts provide reciprocal benefits to us. If we lose our investment grade credit rating, ER&T would have to provide collateral (letters of credit or cash), which would significantly impact the energy trading business. This would increase our costs of doing business and limit our ability to successfully conduct our energy trading operations.

The Electric Energy Industry is Undergoing Substantial Change

      The electric energy industry in the State of New Jersey and across the country is undergoing major transformations. As a result of deregulation and the unbundling of energy supplies and services, the gas and electric retail markets are now open to competition from other suppliers. Increased competition from these suppliers could reduce the quantity of our wholesale sales and have a negative impact on earnings and cash flows. We are affected by many issues that are common to the electric industry such as:

      o deregulation, the unbundling of energy supplies and services and the establishment of a competitive energy marketplace for products and services;

      o     the possibility of reregulation in some deregulated markets;

      o     energy sales retention and growth;

      o     revenue and price stability and growth;

      o     nuclear operations and decommissioning;

      o increased capital investments attributable to environmental regulations;

      o     managing energy trading operations;

      o ability to complete development or acquisition of current and future investments;

      o managing electric generation operations in locations outside of our traditional utility service territory;

      o     exposure to market price fluctuations and volatility;

      o     regulatory restrictions on affiliate transactions; and

      o     debt and equity market concerns.

Generation Operating Performance May Fall Below Projected Levels

      The risks associated with operating power generation facilities (each of which could result in performance below expected capacity levels) include:

      o     breakdown or failure of equipment or processes;

      o     disruptions in the transmission of electricity;

      o     labor disputes;

      o     fuel supply interruptions;

      o limitations which may be imposed by environmental or other regulatory requirements;

      o     permit limitations; and

      o operator error or catastrophic events such as fires, earthquakes, explosions, floods, acts of terrorism or other similar occurrences.

      Operation below expected capacity levels may result in lost revenues, increased expenses and penalties.

      Individual facilities may be unable to meet operating and financial obligations resulting in reduced cash flow.

We Are Subject to Substantial Competition From Well Capitalized Participants in the National Energy Markets

      We and our subsidiaries are subject to substantial competition in the United States from merchant generators, domestic and multi-national utility generators, fuel supply companies, engineering companies, equipment manufacturers and affiliates of other industrial companies. Restructuring of energy markets and the sale of utility-owned assets, is creating opportunities for, and substantial competition from, well-capitalized entities which may adversely affect our ability to make investments on favorable terms and achieve our growth objectives. Increased competition could contribute to a reduction in prices offered for power and could result in lower returns which may affect our ability to service our outstanding indebtedness.

      Deregulation may continue to accelerate the current trend toward consolidation among domestic utilities and could also result in the splitting of vertically-integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors could become active in the independent power industry.

Because We are a Holding Company, our Ability to Service Our Debt Could Be
Limited

      We are a holding company with no material assets other than the stock or membership interests of our subsidiaries. Accordingly, all of our operations are conducted by our subsidiaries. We depend on our subsidiaries' cash flow and our access to capital in order to service our indebtedness. The project-related debt agreements of subsidiaries generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations.

      Our subsidiaries have financed some investments using non-recourse project level financing. Each non-recourse project financing is structured to be repaid out of cash flows provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate.

      We can give no assurances that our current and future capital structure, operating performance or financial condition will permit us to access the capital markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy or to service our indebtedness.

Power Transmission Facilities May Impact Our Ability to Deliver Our Output to Customers

      If transmission is disrupted, or if transmission capacity is inadequate, our ability to sell and deliver our electric energy products may be adversely impacted. If a region's power transmission infrastructure is inadequate, our ability to generate revenues may be limited.

Regulatory Issues Significantly Impact Our Operations

      The electric power generation business is subject to substantial regulation and permitting requirements from federal, state and local authorities. We are required to comply with numerous laws and regulations and to obtain numerous governmental permits in order to operate our generation stations.

      We believe that we have obtained all material energy-related federal, state and local approvals including those required by the Nuclear Regulatory Commission (the "NRC"), currently required to operate our generation stations. Although not currently required, additional regulatory approvals may be required in the future due to a change in laws and regulations or for other reasons. No assurance can be given that we will be able to obtain any required regulatory approval that we may require in the future, or that we will be able to obtain any necessary extension in receiving any required regulatory approvals. If we fail to obtain or comply with any required regulatory approvals, there could be a material adverse effect on our ability to operate our generation stations or to sell electricity to third parties.

      We are subject to pervasive regulation by the NRC with respect to the operation of our nuclear generation stations. Such regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. Continuous demonstrations to the NRC that plant operations meet applicable requirements are also required. The NRC has the ultimate authority to determine whether any nuclear generation unit may operate.

      We can give no assurance that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable to us or any of our generation stations or that future changes in laws and regulations will not have a detrimental effect on our business.

Environmental Regulation May Limit Our Operations

      We are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, the protection of the environment and land use. These statutes, regulations and ordinances are constantly changing. While we believe that we have obtained all material environmental-related approvals required as of the date hereof to own and operate our facilities or that such approvals have been applied for and will be issued in a timely manner, we may incur significant additional costs because of compliance with these requirements. Failure to comply with environmental statutes, regulations and ordinances could have a material effect on us, including potential civil or criminal liability and the imposition of clean-up liens or fines and expenditures of funds to bring our facilities into compliance.

      We can give no assurance that we will be able to:

      o obtain all required environmental approvals that we do not yet have or that may be required in the future;

      o obtain any necessary modifications to existing environmental approvals;

      o maintain compliance with all applicable environmental laws, regulations and approvals; or

      o     recover any resulting costs through future sales.

      Delay in obtaining or failure to obtain and maintain in full force and effect any such environmental approvals, or delay or failure to satisfy any applicable environmental regulatory requirements, could prevent construction of new facilities, operation of our existing facilities or sale of energy there from or could result in significant additional cost to us.

We Are Subject to More Stringent Environmental Regulation than Many of Our Competitors

      Our facilities are subject to both federal and state pollution control requirements. Most of our generating facilities are located in the State of New Jersey. In particular, New Jersey's environmental programs are generally considered to be particularly stringent in comparison to similar programs in other states. As such, there may be instances where the facilities located in New Jersey are subject to more stringent and therefore more costly pollution control requirements than competitive facilities in other states.

Insurance Coverage May Not Be Sufficient

      We have insurance for our generation stations, including all-risk property damage insurance, commercial general public liability insurance, boiler and machinery coverage, nuclear liability and, for our nuclear units, replacement power and business interruption insurance in amounts and with deductibles that we consider appropriate. We can give no assurance that such insurance coverage will be available in the future on commercially reasonable terms nor that the insurance proceeds received for any loss of or any damage to any of the generation stations will be sufficient to permit us to continue to make payments on our debt. Additionally, certain properties that we own may not be insured in the event of a terrorist activity.

Acquisition, Construction and Development Activities May Not Be Successful

      We may seek to acquire, develop and construct new energy projects, the completion of any of which is subject to substantial risk. Such activity can require us to expend significant sums for preliminary engineering, permitting, fuel supply, legal and other expenses in preparation for competitive bids or before it can be established whether a project is economically feasible.

      The construction, expansion or refurbishment of a power generation facility may involve equipment and material supply interruptions, labor disputes, unforeseen engineering, environmental and geological problems and unanticipated cost overruns. The proceeds of any insurance, vendor warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or payments of liquidated damages. In addition, some power purchase contracts permit the customer to terminate the related contract, retain security posted by the developer as liquidated damages or change the payments to be made to the subsidiary or the project affiliate in the event certain milestones, such as commencing commercial operation of the project, are not met by specified dates. If project start-up is delayed and the customer exercises these rights, the project may be unable to fund principal and interest payments under our project financing agreements. We can give no assurance that we will obtain access to the substantial debt and equity capital required to develop and construct new generation projects or to refinance existing projects to supply anticipated future demand.

Changes in Technology May Make Our Power Generation Assets Less Competitive

      A key element of our business plan is that generating power at central power plants produces electricity at relatively low cost. There are other technologies that produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing electricity to a level that is competitive with that of most central station electric production. If this were to happen, our market share could be eroded and the value of our power plants could be significantly impaired. Changes in technology could also alter the channels through which retail electric customers buy electricity, thereby affecting our financial results.

Recession, Acts of War, Terrorism Could Negatively Impact Our Business

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices; however, such impact could have a material adverse effect on our financial condition, results of operations and net cash flows.

      Like other operators of major industrial facilities, our generation plants may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and/or significant additional costs to repair, which could have a material adverse impact on our financial condition, results of operation and net cash flows.

The Indenture Restricts Our Ability to Enter into Certain Transactions

      The Indenture restricts our ability and the ability of our Restricted Subsidiaries (as defined below under "Description of Debt Securities") to, among other things:

      o in the case of our Restricted Subsidiaries, incur certain indebtedness;

      o     create or permit to exist liens;

      o in the case of our Restricted Subsidiaries, create or permit to exist dividend or payment restrictions with respect to us;

      o     sell assets; and

      o     engage in mergers and consolidations.

      These restrictions may limit our ability to finance future operations, respond to changing business and economic conditions, secure any needed additional financing and engage in opportunistic transactions. See "Description of Debt Securities -- Selected Indenture Covenants."

PSEG Could Exercise Its Control Over Us to the Detriment of Holders of the Debt Securities

      Our sole limited liability company member, PSEG, controls the election of our directors and all other matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between PSEG, as the sole member, on the one hand, and our creditors, on the other, we can give no assurance that PSEG would not exercise its power to control us in a manner that would benefit PSEG to the detriment of our creditors, including the holders of the Debt Securities.

      The Indenture imposes no limitations on our ability to pay dividends or to make other payments to PSEG or on our ability to enter into transactions with PSEG or our other affiliates.

Fraudulent Transfer Statutes and Similar Limitations May Limit Your Rights as a Holder

      Each of our Restricted Subsidiaries will guarantee our obligations on the Debt Securities (each a "Subsidiary Guarantee"). See "Description of Debt Securities -- Guarantee of Debt Securities."

      Under federal and state fraudulent transfer laws, a court could find that the Subsidiary Guarantee provided by a Restricted Subsidiary constituted a fraudulent conveyance by that Restricted Subsidiary. To do so, a court would typically have to find that, at the time the Subsidiary Guarantee was issued, the relevant Restricted Subsidiary:

      o issued the Subsidiary Guarantee with the intent of hindering, delaying or defrauding its current or future creditors; or

      o (a) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by its Subsidiary Guarantee; and (b) either (i) was insolvent or was rendered insolvent by reason of the issuance of the Subsidiary Guarantee,
            (ii) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (iii) intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as such debts mature.

      Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

      Different jurisdictions define "insolvency" differently. However, an entity generally would be considered insolvent at the time it incurred any particular obligation if (1) its liabilities exceeded its assets, at a fair valuation, or (2) the present saleable value of its assets is less than the amount required to pay its total existing debts and liabilities (including any probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you of the standard a court would apply in order to determine whether any Restricted Subsidiary was "insolvent" as of the date the applicable Subsidiary Guarantee was issued, or that regardless of the method of valuation, a court would not determine, regardless of whether such Restricted Subsidiary was insolvent on the date the Subsidiary Guarantee was issued, that the payments constituted fraudulent transfers on another ground.

      If a court were to make any such finding, it could:

      o avoid all or a portion of the relevant Restricted Subsidiary's obligations on the Subsidiary Guarantees;

      o subordinate the relevant Restricted Subsidiary's obligations on the Subsidiary Guarantees to obligations owed to its other existing and future creditors, entitling those creditors to be paid in full before any payment is made on the relevant Subsidiary Guarantee; and/or

      o take other actions detrimental to you, including invalidating the relevant Subsidiary Guarantee.

      In that event, we cannot assure you that you would receive any payment under the Subsidiary Guarantee of the relevant Restricted Subsidiary.

There is No Public Market for the Debt Securities

      We do not intend to list any series of the Debt Securities on any U.S. securities exchange. We can give no assurance concerning the liquidity of any market that may develop for the Debt Securities, the ability of any investor to sell the Debt Securities or the price at which investors would be able to sell their Debt Securities.

                                 USE OF PROCEEDS

      Unless we state otherwise in the accompanying prospectus supplement, the net proceeds from the sale of the Debt Securities will be added to our general funds and will be used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

      We may issue our Debt Securities from time to time. The Debt Securities will be issued under an Indenture dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (the "Indenture"), between us and The Bank of New York as Trustee (the "Trustee"). The Indenture is filed as an exhibit to the registration statement. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Selected provisions of the Indenture have been summarized below. This summary is not complete. You should read the Indenture for provisions that may be important to you. In the summary below, references to section numbers of the Indenture are included so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture. Parenthetical references below are to the Indenture or to the TIA, as applicable.

General

      The Debt Securities will be our senior unsecured obligations. They will rank equally with all of our other unsecured and unsubordinated indebtedness. Each series of Debt Securities will be guaranteed, jointly and severally, by Fossil, Nuclear and ER&T (the "Subsidiary Guarantors") as described below. The Subsidiary Guarantees will rank equally in right of payment to all existing and future senior unsecured indebtedness of the Subsidiary Guarantors. Other than intercompany debt, the Subsidiary Guarantors currently have no indebtedness outstanding. As of March 31, 2003, we had issued under the Indenture and the Subsidiary Guarantors had guaranteed senior indebtedness totaling $2.4 billion. In addition, as of that date, we had issued and the Subsidiary Guarantors had guaranteed an aggregate total of $124.0 million of our pollution control notes.

      We have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, to reopen a previous series of Debt Securities and issue additional Debt Securities of such series (unless such reopening was restricted when such series was created).

Provisions Applicable to Particular Series

      The Indenture provides that any Debt Securities proposed to be sold pursuant to this prospectus and an accompanying prospectus supplement (the "Offered Securities"), as well as other of our unsecured debt securities, may be issued under the Indenture in one or more series, as authorized by us from time to time. The particular terms of such Offered Securities and any modifications of or additions to the general terms of the Debt Securities as described in this prospectus that may be applicable in the case of the Offered Securities will be described in the applicable prospectus supplement. Accordingly, for a description of the terms of any Offered Securities, you should refer to both the prospectus supplement for that series and the description of Debt Securities set forth in this prospectus.

      You should refer to the prospectus supplement for the following information for each particular series of Offered Securities:

      o     The title of such Debt Securities.

      o The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

      o If other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

      o The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

      o The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which such interest will accrue or the method by which such date or dates will be determined, the date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any Registered Security on any Interest Payment Date, or the method by which any such date will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

      o The date or dates on which or the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at our option and whether we are to have that option.

      o Our obligation, if any, to redeem, repay or purchase such Debt Securities, in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which and the other terms and conditions upon which, such Debt Securities will be so redeemed, repaid or purchased.

      o Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether such Debt Securities will be issuable initially in temporary global form, whether any such Debt Securities will be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities are to be issuable as a global security, the identity of the depositary for such Debt Securities.

      o Whether the amount of payments of principal of (or premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amounts will be determined.

      o The place or places, if any, other than or in addition to The City of New York, where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where any Registered Securities may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange, where Debt Securities of a series that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable, and where notices or demands to or upon us in respect of such Debt Securities and the Indenture may be served.

      o The denomination or denominations in which such Debt Securities will be issuable, if other than $1,000, or any integral multiple thereof, in the case of Registered Securities and $5,000 in the case of Bearer Securities.

      o If other than the Trustee, the identity of each Security Registrar and/or Paying Agent.

      o The date as of which any Bearer Securities of the series and any temporary Debt Security issued in global form representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

      o The applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the Indenture described under " -- Satisfaction and Discharge, Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

      o The Person to whom any interest on any Registered Security of the series will be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid if other than in the manner provided in the Indenture.

      o If such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

      o Whether and under what circumstances we will pay Additional Amounts, as contemplated by Section 1004 of the Indenture, on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

      o The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

      o Any deletions from, modifications of or additions to the Events of Default or covenants with respect to such Debt Securities (which Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the Indenture).

      o Whether such Debt Securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable.

      o     Any other terms of such Debt Securities.

      If applicable, the prospectus supplement will also set forth a discussion of federal income tax considerations relevant to the Debt Securities being offered.

      For purposes of this prospectus, any reference to the payment of principal of (or premium, if any) or interest, if any, on such Debt Securities will be deemed to include mention of the payment of any Additional Amounts required by the terms of such Debt Securities.

      Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be discussed in the applicable prospectus supplement.

      The Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Debt Securities. See " -- The Trustee" herein. At a time when two or more Trustees are acting under the Indenture, each with respect to only certain series, the term Debt Securities, as used herein, will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of Debt Securities for which it is Trustee. If two or more

Trustees are acting under the Indenture, then the Debt Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

      The general provisions of the Indenture do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction. Reference is made to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or the covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Registration and Transfer

      Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indenture also provides that Debt Securities of a series may be issuable in global form. (Section 203) See "-- Book-Entry Debt Securities". Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000, or any integral multiples of $1,000, in the case of Registered Securities and in the denomination of $5,000 in the case of Bearer Securities. (Section 302) Unless otherwise indicated in the prospectus supplement, Bearer Securities will have interest coupons attached. (Section 201)

      Registered Securities will be exchangeable for other Registered Securities of the same series. If (but only if) provided in the prospectus supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

      Registered Securities of a series may be presented for registration of transfer and Debt Securities of a series may be presented for exchange

      o at each office or agency required to be maintained by us for payment of such series as described in "-- Payment and Paying Agents," and

      o at each other office or agency that we may designate from time to time for such purposes.

      No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of any tax or other governmental charge payable in connection therewith. (Section 305)

      We will not be required to:

      o issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) the day of mailing of the relevant notice of redemption if Debt Securities of the series are issuable only as Registered Securities and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part;

      o exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or

      o issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305)

Payment and Paying Agents

      Unless otherwise provided in the prospectus supplement, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by us in Newark, New Jersey and New York, New York, except that at our option interest (including Additional Amounts, if any) may be paid (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (2) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002) Unless otherwise provided in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

      If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, unless otherwise provided in the prospectus supplement, we will be required to maintain an office or agency (1) outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable and (2) in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described below, but not otherwise). (Section 1002) The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, principal of (and premium, if any) and interest, if any, on Bearer Securities may be paid by wire transfer to an account maintained by the Person entitled thereto with a bank located outside the United States. (Sections 307 and 1002) Unless otherwise provided in the prospectus supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 1001) Unless otherwise provided in the prospectus supplement, no payment with respect to any Bearer Security will be made at any office or agency we maintain in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Selected Indenture Covenants

Limitations on Obligations

      Restricted Subsidiaries. We will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations), except for

      o     the Subsidiary Guarantees;

      o     Obligations existing on the date of the Indenture;

      o Obligations of ER&T related to the purchase and sale of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, utility services, fuel, water, related transportation services and other similar or related products and services in the ordinary course of business;

      o Obligations of Nuclear related to the purchase and sale of fuel and related transportation services in the ordinary course of business;

      o     Permitted Hedging Obligations;

      o Obligations incurred in exchange for, or the net proceeds of which are used to refund, refinance, or replace Obligations described under this "Limitations on Obligations", provided that the average life of the refinancing Obligations shall not be shorter than the average life of the Obligations being refinanced and the principal amount of the refinancing obligations shall not exceed the principal amount of the Obligations being so refinanced; and

      o Obligations to us or any other Restricted Subsidiary which are subordinated to the Subsidiary Guarantee with respect to the guaranteed Debt Securities of the Restricted Subsidiary incurring the Obligations.

      The foregoing notwithstanding, Restricted Subsidiaries may Incur Obligations not otherwise permitted by the preceding paragraph in an aggregate amount outstanding after giving effect to such Incurrence not to exceed at any one time the greater of $250 million or 15% of Consolidated Net Tangible Assets as of the last day of the preceding month.

      Subsidiaries Other Than Restricted Subsidiaries. Except for parental guarantees of debt service reserves, surety bonds, equity guarantees, performance bonds and bid bonds entered into in the ordinary course of business aggregating at any one time not more than $100 million, we shall not permit any Subsidiary that is not a Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations) that are recourse to us or any Restricted Subsidiary. For the purposes of this section, preferred securities issued by our special purpose subsidiaries will not be considered to be recourse to us. (Section 1008)

Limitation on Liens

      We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind on or with respect to any Property or interest in our Property or that of any of our Restricted Subsidiaries or any income or profits therefrom (in each case, whether the Property is owned at the date of the Indenture or thereafter acquired), unless the Debt Securities are secured equally and ratably with (or prior to) any and all other Obligations secured by the Lien, provided, however, that these restrictions shall not apply to or prevent the creation, incurrence, assumption or existence of Permitted Liens.

      Permitted Liens shall include:

      o     Liens existing on the date of the Indenture;

      o Liens to secure or provide for the payment of all or part of the purchase price of any Property or the cost of construction or improvement thereof; provided that no such Lien shall extend to or cover any other of our or our Restricted Subsidiaries' Property;

      o Liens existing on Property at the time such Property is acquired by us or any Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such Property being acquired and (ii) do not extend to or cover any other of our or our Restricted Subsidiaries' Property;

      o Liens existing on Property of any entity at the time such entity is merged with or into or consolidated with us or a Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such merger or consolidation and (ii) do not extend to any other of our or our Restricted Subsidiaries' Property;

      o     Liens securing Permitted Hedging Obligations;

      o Liens for taxes, assessments or governmental charges that are not yet delinquent or that are being contested in good faith by any appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate reserve provision, if any, as is required in conformity with GAAP shall have been made;

      o Liens arising by reason of any judgment, decree or order of any court, so long as any such Lien is being contested in good faith and is bonded or such judgment, decree or order does not exceed $50 million, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

      o Liens to secure pledges or deposits made in the ordinary course of business in connection with bids, tenders or contracts (other than for payment of indebtedness) or to secure guarantees, statutory or regulatory obligations or surety or performance bonds each made in the ordinary course of business;

      o Liens imposed by law such as carriers', warehousemen's and mechanics' Liens, in each case arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made;

      o Survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties incidental to the conduct of the business or to the ownership of Properties which were not incurred in connection with indebtedness or other extensions of credit and which do not in the aggregate materially and adversely affect the value of the Properties or materially impair their use in the operation of the business;

      o Liens securing letters of credit entered into in the ordinary course of business;

      o Liens to secure pollution control revenue bonds or industrial revenue bonds;

      o     Liens securing Non-Recourse Obligations of Unrestricted
            Subsidiaries;

      o Liens granted on the capital stock of Unrestricted Subsidiaries for the purpose of securing the Obligations of such Unrestricted Subsidiaries;

      o Liens pursuant to Capitalized Leases or Synthetic Leases permitted to be entered into under the "Limitation on Obligations" covenant;

      o Liens arising by reason of leases and subleases of Property pursuant to a Sale/Leaseback Transaction allowed pursuant to the "Limitation on Sale of Assets" covenant that do not materially interfere with the ordinary conduct of our or any of our Restricted Subsidiaries' business;

      o Liens created in connection with worker's compensation, unemployment insurance and other social security statutes or regulations;

      o     Liens by a Wholly-Owned Subsidiary to us or any Restricted
            Subsidiary;

      o Liens on Property, other than Capital Stock of Restricted Subsidiaries, to secure Obligations so long as the sum of the amount of outstanding Obligations secured by Liens incurred pursuant to this provision does not exceed the greater of $250 million or 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements are available; and

      o The replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien or of any agreement referred to above or the replacement, extension or renewal (not exceeding the outstanding principal amount of Indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of Indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or part of the same Property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto).

Guarantee of Debt Securities

      Each initial Subsidiary Guarantor and any subsequent Subsidiary Guarantor shall execute a Subsidiary Guarantee of each series of Debt Securities in substantially the form provided for by the Indenture at or before the time the definition of Subsidiary Guarantor shall be applicable to it. (Section 1601)

Guarantee of ER&T Obligations

      If the Debt Securities of a series so provide, we shall execute a guarantee of the Obligations of ER&T substantially in the form provided for by the Indenture at or prior to the date of issuance of such Debt Securities. (Section 1009)

Payment of Dividends by ER&T to Us

      If and for so long as we guarantee the Obligations of ER&T, we shall cause ER&T, to the extent permitted by applicable law, to pay, at least quarterly, dividends or distributions to us of the excess cash not then required for its business operations. (Section 1010)

Limitation on Dividends and Other Payment Restrictions

      Other than pursuant to the Indenture or as otherwise may be required by law, we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:

      o     pay dividends or make any other distributions on its Capital Stock;

      o make payments on any Obligations owed to us or any of our Restricted Subsidiaries;

      o     make loans or advances to us or to any of our Restricted
            Subsidiaries;

      o transfer any of its Property to us or to any of our Restricted Subsidiaries; or

      o make payments under a Subsidiary Guarantee with respect to the Debt Securities.

      The foregoing shall not prohibit:

      o encumbrances and restrictions resulting from customary provisions relating to (i) transfers of Property that restrict the subletting or assignment of any lease or (ii) transfers of Property that are contained in licenses and that relate to the Property covered thereby, in each case entered into in the ordinary course of business;

      o encumbrances and restrictions on transfers of Property existing on any assets at the time such assets are acquired (or the entity owning such assets is acquired) by any Restricted Subsidiary, whether by merger, consolidation, purchase of such assets or otherwise; provided that such restrictions and encumbrances (i) are not created, Incurred or assumed in contemplation of such assets or entity being acquired by the Restricted Subsidiary and (ii) do not extend to any other assets of the Restricted Subsidiary; and

      o restrictions on transfers of Property created in connection with sales or purchases of electricity, energy, capacity, natural gas, coal, ancillary services, environmental credits and/or entitlements, utility services, fuel, water, related transportation services and other similar products and services, in each case, in the ordinary course of business; provided that restrictions arising from any transaction or series of related transactions pursuant to this clause (c) shall not be materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted as industry standard for similar transactions. (Section 1007)

Limitation on Sale of Assets

      Except for a sale of all or substantially all of our assets, as provided in the "Merger, Consolidation or Sale of Assets" covenant, and other than

      o assets required to be sold to conform with government regulations, laws or impositions,

      o     sales or dispositions of surplus, obsolete or worn out equipment,

      o sales or dispositions of ownership interests in Unrestricted Subsidiaries, or

      o any other sale or disposition so long as after giving effect to such events, the Rating Agencies shall have confirmed their ratings on our debt securities in effect immediately prior to such sale or disposition, we may not, and may not permit any Restricted Subsidiary to, make any Asset Sale (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other Asset Sales) if, on a pro forma basis, the aggregate net book value of all such Asset Sales during the most recent 12-month period would exceed 15% of Consolidated Net Tangible Assets computed as of the most recent quarter preceding such sale; provided, however, that any such Asset Sale shall be disregarded for purposes of this 15% limitation if the Net Cash Proceeds are within 270 days thereafter (i) invested in a Permitted Business, (ii) used to purchase and retire Obligations ranking equal in right of payment to the Debt Securities or (iii) used to redeem the Debt Securities at a redemption price equal to 100% of the principal amount of the Debt Securities to be redeemed, plus accrued and unpaid interest thereon up to and including the applicable redemption date, plus a make-whole premium.

      In addition, on a cumulative basis we may not sell or otherwise dispose of more than 25% of the assets or Capital Stock in Fossil, unless Net Cash Proceeds from such sale are invested in other non-nuclear generation assets or the capital stock of entities engaged in fossil generation and related businesses. (Section 1006)

Definitions

      "Acquired Obligations" means, with respect to any Person, (1) Obligations of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the Person, including, without limitation, Obligations Incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the Person; and (2) Obligations secured by a Lien encumbering any asset acquired by the Person at the time the asset is acquired by the Person.

      "Asset Sale" means any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by us or any of our Restricted Subsidiaries to any Person (other than to us or a Restricted Subsidiary of ours and other than in the ordinary course of business) of any Capital Stock or other Property of ours or of any of our Restricted Subsidiaries (including Capital Stock of Subsidiaries). The term "Asset Sale" will not include (1) any sale, transfer, conveyance, lease or other disposition of Property governed by the "Merger, Consolidation or Sale of Assets" covenant and (2) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or other Property with a Fair Market Value aggregating less than $50 million in any fiscal year. The term "Asset Sale" also will not include (i) the grant of or realization upon a Lien permitted under the "Limitation on Liens" covenant or the exercise of remedies thereunder and (ii) sales of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, related transportation services and other related services by ER&T and its Permitted Hedging Obligations as permitted by the "Limitation on Obligations" covenant.

      "Attributable Debt" means with respect to any Sale/Leaseback Transaction, at the time of determination, the present value (discounted at a rate per annum equal to the weighted average interest rate of all Debt Securities outstanding under the Indenture, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction (including any period for which the lease has been extended).

      "Board of Directors" means either the Board of Directors of PSEG Power LLC or any duly authorized committee of such Board.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close.

      "Capital Stock" means (1) in the case of a corporation, corporate stock,
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Capitalized Lease" means as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

      "Commodity Trading Obligations," with respect to any Person, means the Obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by us pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.

      "Consolidated Current Liabilities," as of the date of determination, means the aggregate amount of our and our Restricted Subsidiaries' liabilities on a consolidated basis which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (1) all inter-company items between us and any consolidated Restricted Subsidiary, (2) all current maturities of long-term indebtedness, all as determined in accordance with GAAP and (3) all liabilities attributable to Subsidiaries that are not Restricted Subsidiaries.

      "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of us and our Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

      o     Consolidated Current Liabilities;

      o excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

      o unamortized debt discount and expense and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

      o     treasury stock;

      o any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

      o all assets attributable to Subsidiaries that are not Restricted Subsidiaries (including Capital Stock thereof), except to the extent of dividends or distributions received from such Subsidiaries.

      "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

      "Event of Default" has the meaning specified in Section 501 of the Indenture.

      "Fair Market Value" means the price that would be paid by a purchaser to a seller in an arm's-length transaction.

      "GAAP" means generally accepted accounting principles in the United States applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

      "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate cap or collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

      "Incur" means, with respect to any Obligation, to directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for payment of, contingently or otherwise, such Obligation. The term "Incurrence" has a corresponding meaning.

      "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      "Net Cash Proceeds" from an Asset Sale is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Obligations relating to the Property disposed of in such Asset Sale or received in any form other than cash) therefrom, in each case, net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) Incurred, (2) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP as a consequence of such Asset Sale, (3) a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by us or any of our Subsidiaries in connection with such Asset Sale, (4) all payments made on any Obligation that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Sale and (5) all distributions and other payments made to holders of Capital Stock of Subsidiaries (other than us or our Restricted Subsidiaries) as a result of such Asset Sale.

      "Non-Recourse Obligation" means, with respect to any Person, any financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more facilities used or useful in a Permitted Business in respect of which such Person has a direct or indirect interest, provided that such financing is without recourse to any Person or Property other than to (1) the Property that constitutes such facilities together with contracts, permits, licenses, reserves and other items related to such facilities, (2) the income from and proceeds of such facilities, (3) the Capital Stock of, and other investments in, the Person that owns the Property that constitutes any such facilities and (4) the Capital Stock of, and other investments in, any Person obligated with respect to such financing and of any Subsidiary of such Person that owns a direct or indirect interest in any such facilities.

      "Obligations" of any Person shall mean at any date, without duplication,

      o     all obligations of such Person for borrowed money,

      o all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

      o all obligations of such Person arising under any conditional sale or other title retention arrangement or otherwise to pay the deferred purchase price of Property or services,

      o all obligations of such Person Incurred in respect of Attributable Debt associated with any Sale/Leaseback Transaction, Capitalized Lease or Synthetic Lease,

      o     all obligations of such Person under letters of credit,

      o     all obligations of such Person under trade or bankers' acceptances,

      o all obligations of such Person under Hedging Obligations and Commodity Trading Obligations,

      o trade payables in respect of fuel, labor, supplies or other materials or services or the obligation to provide power,

      o Preferred Stock and Redeemable Stock issued to any Person other than us or a Restricted Subsidiary,

      o all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person and

      o     all obligations of others to the extent guaranteed by such Person.

      The amount of any obligation shall be deemed to be the amount equal to the stated or determinable amount thereof or, if not stated or determinable, the maximum probable liability thereunder as determined by us in good faith.

      "Permitted Business" means any business in which we or any of our Subsidiaries are engaged on the date of the Indenture or any other power or energy-related business, including the business of acquiring, developing, owning or operating electric power or thermal energy generation or cogeneration facilities, electric power transmission, fuel supply and fuel transportation facilities, together with their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, complementary or reasonably related to the marketing, trading, development, construction or management servicing, ownership or operation of the foregoing.

      "Permitted Hedging Obligations" of any Person shall mean (1) Hedging Obligations entered into in the ordinary course of business and in accordance with such Person's established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.

      "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of the Debt Securities under the Indenture.

      "Property" of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

      "Rating Agencies" means Moody's Investors Service Inc., Standard & Poor's Ratings Services, Fitch Inc. and any successor thereof.

      "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Debt Securities, (2) redeemable at the option of the holder of such Capital Stock at any time prior to the Stated Maturity of the Debt Securities or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Obligations having a scheduled maturity prior to the Stated Maturity of the Debt Securities.

      "Restricted Subsidiary" means only PSEG Fossil LLC, PSEG Nuclear LLC, PSEG Energy Resources & Trade LLC and each other of our Subsidiaries that executes a Subsidiary Guarantee with respect to the Debt Securities and is subsequently designated by the Board of Directors by written notice to the Trustee as a Restricted Subsidiary.

      "Sale/Leaseback Transaction" means an arrangement relating to Property now owned or hereafter acquired whereby we or one of our Subsidiaries transfers the Property to a Person and leases it back from that Person, other than leases for a term of not more than 12 months or between us and one of our Wholly-Owned Subsidiaries that is a Restricted Subsidiary or between Wholly-Owned Subsidiaries that are Restricted Subsidiaries.

      "Stated Maturity" means with respect to any Debt Security or any installment of interest thereon, the date specified in such Debt Security as the fixed date on which any principal of such Debt Security or any such installment of interest is due and payable.

      "Subsidiary" means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership
(i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      "Subsidiary Guarantor" means all current and subsequently designated Restricted Subsidiaries.

      "Subsidiary Guarantee" means a guarantee of a Subsidiary Guarantor in favor of the Trustee for the benefit of the holders of the Debt Securities in substantially the form provided for by the Indenture or a guarantee of a Subsidiary Guarantor of any other of our Obligations.

      "Synthetic Lease" means (1) a lease pursuant to which the lessee is treated as the owner of the Property subject to the lease for tax purposes, whether or not such lease is treated as an operating lease for accounting purposes or (2) a lease treated as an operating lease for accounting purposes but having at least three of the following characteristics, (i) the term of the lease, inclusive of all renewal periods at the lessee's option, is greater than 75% of the useful life of the Property subject to the lease as estimated at the inception of the Lease, (ii) the lessee has the right to purchase such Property at a fixed price, (iii) the lessee's payments under the lease are calculated to amortize and service the debt of the lessor incurred in order to acquire the asset and (iv) the lessor obtains 80% or more of the cost of the asset from borrowed funds.

      "Unrestricted Subsidiary" means a Subsidiary that is not a Restricted Subsidiary.

      "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

      "Weighted Average Life to Maturity" means, when applied to any Obligations at any date, the number of years obtained by dividing (1) the then outstanding principal amount of such Obligations into (2) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the numbers of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

      "Wholly-Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by us and/or one or more of our Wholly-Owned Subsidiaries.

Events of Default and Remedies

      The following constitute Events of Default in respect to each series of Debt Securities under the Indenture (Section 501):

      o default for five days in the payment when due of interest on any of the Debt Securities of such series;

      o default in the payment when due of the principal of, or premium, if any, or make-whole amount, if any, on any of the Debt Securities of such series;

      o default in the deposit of any sinking fund payment, when due by the terms of the Debt Securities of such series;

      o failure by us or any Restricted Subsidiary to comply with the provisions described under "Limitation on Sale of Assets" or "Merger, Consolidation or Sale of Assets";

      o failure by us or any Restricted Subsidiary for 60 days after notice by the Trustee to us or to us and the Trustee by the holders of 25% or more in aggregate principal amount of the Debt Securities of such series to comply with any of our agreements in the Indenture or the Debt Securities of such series that are not otherwise covered in this section;

      o default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our or any of our Subsidiaries' indebtedness (including indebtedness represented by any other series of Debt Securities under the Indenture or the payment of which is guaranteed by us or by any of our Restricted Subsidiaries) (but other than Non-Recourse Obligations) whether such indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay the principal of such indebtedness at the Stated Maturity of such indebtedness after the expiration of grace periods provided in the indebtedness (a "Payment Default") or (b) has resulted in the acceleration of the indebtedness prior to its Stated Maturity; and, in each case the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

      o failure by us or any of our Restricted Subsidiaries to pay one or more final judgments not otherwise covered by insurance aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

      o certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries.

      Additional series of Debt Securities issued under the Indenture may specify other events of default for such series of Debt Securities.

      We are required to file with the Trustee, annually, an officer's certificate as to our compliance with all conditions and covenants under the Indenture. (Section 1011) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of a series of any default (except payment defaults on the Debt Securities of that series) if it considers it in the interest of the holders of Debt Securities of the series to do so. (Section
515)

      If an Event of Default (other than an Event of Default occasioned by our or any of our Restricted Subsidiaries' bankruptcy or insolvency) with respect to Debt Securities of a series has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are issued with original issue discount or are "indexed debt securities" (i.e., Debt Securities, the interest and principal payments on which are determined by reference to a particular index, such as a foreign currency or commodity), such portion of the principal as may be specified in the terms of those Debt Securities) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to us. (Section 502)

      If an Event of Default occasioned by our or any of our Restricted Subsidiaries' bankruptcy or insolvency occurs, the principal of and interest on all Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Debt Securities.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to Debt Securities of any series has occurred and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of Debt Securities of that series, unless those holders have offered the Trustee indemnity satisfactory to the Trustee against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 602)

      Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

      The holders of a majority in principal amount of the outstanding Debt Securities of a series may, on behalf of the holders of all Debt Securities of such series and any related coupons, waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby. (Section 513)

Merger, Consolidation or Sale of Assets

      We may not, directly or indirectly, consolidate or merge with or into (whether or not we are the surviving entity) any other corporation, association, company, business trust or limited liability company, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, in one or more related transactions, to another Person unless:

      o the Person formed by the consolidation or surviving the merger or the Person that acquires by sale, assignment, transfer, conveyance or other disposition, or that leases, the assets (if other than us) (in each such case, the "Successor Entity"), is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes our obligations under the Indenture and the Debt Securities;

      o if any of our or a Restricted Subsidiary's Property or assets would become subject to a Lien other than a Permitted Lien under the "Limitation on Liens" covenant, the Debt Securities shall be equally and ratably secured in accordance with such covenant;

      o immediately after such transaction no event exists that is or with the passage of time or the giving of notice or both would be an Event of Default under the Indenture; and

      o each Subsidiary Guarantor shall have by amendment to its Subsidiary Guarantee with respect to the Debt Securities confirmed that its Subsidiary Guarantee shall apply to the obligations of the Successor Entity under the Indenture and each series of the Debt Securities. (Section 801)

Modification or Waiver

      Modification and amendment of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of all Outstanding Debt Securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, among other things:

      o change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Debt Security;

      o reduce the principal amount of, or the rate (or change the manner of calculating the rate) or amount of interest in respect of, or any premium payable upon the redemption of, any such Debt Security;

      o change any of our obligations to pay Additional Amounts in respect of any such Debt Security;

      o reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy;

      o adversely affect any right of repayment at the option of the holder of any such Debt Security;

      o change the place or currency of payment of principal of, or any premium or interest on, any such Debt Security;

      o impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date, as the case may be;

      o     adversely affect any right to convert or exchange any Debt Security;

      o reduce the percentage in principal amount of such Outstanding Debt Securities, the consent of whose holders is required to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults thereunder;

      o     reduce the requirements for voting or quorum described below; or

      o modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby. (Section 902)

      The holders of a majority in aggregate principal amount of Outstanding Debt Securities have the right to waive our compliance with certain covenants in the Indenture. (Section 1012)

      Modification and amendment of the Indenture may be made by us and the Trustee thereunder, without the consent of any holder, for any of the following purposes:

      o to evidence the succession of another Person to us and the assumption by any successor of our covenants under the Indenture and the Debt Securities;

      o to add to our covenants for the benefit of the holders of all or any series of Debt Securities issued under the Indenture and any related coupons or to surrender any right or power conferred upon us by the Indenture;

      o to add Events of Default for the benefit of the holders of all or any series of Debt Securities issued under the Indenture;

      o to add to or change any provisions of the Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that any such actions do not adversely affect the holders of such Debt Securities or any related coupons in any material respect;

      o to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions;

      o to secure the Debt Securities under the Indenture pursuant to the "Merger, Consolidation or Sale of Assets" covenant of the Indenture, or otherwise;

      o to establish the form or terms of the Debt Securities of any series and any related coupons;

      o to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

      o to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture or any related coupons in any material respect; or

      o to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that such action shall not adversely affect the interests of the holders of any such Debt Securities and any related coupons in any material respect. (Section
            901)

      In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of Debt Securities, (1) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (2) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (3) Debt Securities owned by us or any other obligor upon the Debt Securities or any Affiliate of ours or of such other obligor shall be disregarded. (Section 101)

      The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1501) A meeting may be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding Debt Securities of that series, in any such case upon notice given as provided in the Indenture. (Section 1502) Except for any consent that must be given by the holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of a series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of that series will constitute a quorum. (Section 1504)

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby or of the holders of such series and one or more additional series: (1) there shall be no minimum quorum requirement for such meeting and
(2) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture. (Section
1504)

Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of Debt Securities of a series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, if any, and any Additional Amounts with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401)

      The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 thereunder, we may elect either

      o to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligations to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt

            Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons, and to hold moneys for payment in trust) (defeasance) (Section 1402) or

      o to be released from our obligations under any covenant specified pursuant to Section 301 with respect to such Debt Securities and any related coupons, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons (covenant defeasance) (Section 1403), in either case upon the irrevocable deposit by us with the Trustee (or other qualifying trustee), in trust, of:

            o     an amount in U.S. dollars;

            o Government Obligations (as defined below) applicable to such Debt Securities and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount; or

            o     a combination thereof in an amount

            sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

      Such a trust may only be established if, among other things, we have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under the first clause above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404)

      Government Obligations means securities which are (1) direct obligations of the United States or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof. Government Obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt. (Section 101)

      In the event we effect covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and coupons are declared due and payable because of the occurrence of any Event of Default, other than the Events of Default described in clauses 4, 5 or 6 under Events of Default (Section 501) with respect to any covenant of which there has been defeasance, the amount of Government Obligations and funds on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities and coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and coupons at the time of the acceleration resulting from such Event of Default. In such case, we would remain liable to make payment of such amounts due at the time of acceleration. (Section 501)

      If the Trustee or any Paying Agent is unable to apply any money in accordance with the Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then our obligations under the Indenture and such Debt Securities and any related coupons shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture, until such time as such Trustee or Paying Agent is permitted to apply all such money in accordance with the Indenture; provided, however, that if we make any payment of principal of (or premium, if any) or interest, if any, on any such Debt Security or any related coupon following the reinstatement of its obligations, we shall be subrogated to the rights of the holders of such Debt Securities and any related coupons to receive such payment from the money held by the Trustee or Paying Agent.

      The prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

Book-Entry Debt Securities

      Debt Securities of a series may be issued, in whole or in part, in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (a "Global Security"). Unless otherwise provided in the prospectus supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by us to the Trustee, and then by such Trustee to the depositary.

      We anticipate that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company (the "DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Securities. Additional or differing terms of the depositary arrangements will be described in the prospectus supplement.

      So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

      If (1) DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days following notice to us; (2) we determine, in our sole discretion, not to have any Debt Securities represented by one or more Global Securities, or (3) an Event of Default under the Indenture has occurred and is continuing, then we will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

      The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement:

      Registered Owner. The Debt Securities will be issued as fully registered securities in the name of Cede & Co., which is DTC's partnership nominee. The Trustee will deposit the Global Securities with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the Debt Securities.

      DTC's Organization. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC is owned by a number of its direct participants and the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations who directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

      DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

      Participants' Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of Debt Securities must be made by or through a direct participant, which will receive a credit for the Debt Securities on the depositary's records. The purchaser's interest is in turn to be recorded on the participants' records. Actual purchasers will not receive written confirmation from the depositary of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.

      Transfers of interest in the Global Securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest in Debt Securities will not be issued unless the use of Global Securities is suspended.

      The depositary has no knowledge of the actual purchasers of Global Securities. The depositary's records only reflect the identity of the direct participants, who are responsible for keeping account of their holdings on behalf of their customers.

      Notices Among the Depositary, Participants and Actual Purchasers. Notices and other communications by the depositary, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect. Any redemption notices will be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the Global Securities. The depositary generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the Debt Securities are credited at that time.

      Payments. Principal and interest payments made by us will be delivered to the depositary. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant and not the depositary, the Trustee or us, subject to any legal requirements in effect at that time.

      We are responsible for payment of principal, interest and premium, if any, to the Trustee who is responsible for paying it to the depositary. The depositary is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the actual purchasers.

      DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the applicable Paying Agent or us. Under such circumstances, in the event that a successor securities depositary is not appointed, Debt Security certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debt Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be direct participants in DTC.

      None of any underwriter or agent, the Trustee, any applicable Paying Agent or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

The Trustee

      We maintain ordinary banking relationships with The Bank of New York, including credit facilities and lines of credit. The Bank of New York also serves as trustee under other indentures under which we or our affiliates are the obligor.

      The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities under the Indenture, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the Trustee may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

Governing Law

      The Indenture and the Debt Securities shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

      We may sell the Debt Securities to or through underwriters, dealers, or agents or directly to one or more other purchasers.

      The prospectus supplement will set forth the terms of the offering of the particular series or issue of Debt Securities to which such prospectus supplement relates, including, as applicable:

      o the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Debt Securities;

      o     the initial public offering or purchase price of such Debt
            Securities;

      o any underwriting discounts, commissions and other items constituting underwriters' compensation from us and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers;

      o     any commissions paid to any agents;

      o     the net proceeds to us; and

      o the securities exchanges, if any, on which such Debt Securities will be listed.

      Unless otherwise set forth in the prospectus supplement relating to a particular series or issue of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities of such series or issue allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The Debt Securities may be offered and sold by us directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, each such agent will be acting on a best efforts basis for the period of its appointment.

      Some of the underwriters, dealers or agents and some of their affiliates who participate in the distribution of Debt Securities may engage in other transactions with, and perform other services for, us and our affiliates in the ordinary course of business.

      We will set forth in the relevant prospectus supplement the anticipated delivery date of the Debt Securities and the prospectus delivery obligations of any underwriters, dealers or agents.


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      Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

      The validity of the Debt Securities will be passed upon for us by James T. Foran, Esquire, Associate General Counsel of PSEG or R. Edwin Selover, Esquire, Senior Vice President and General Counsel of PSEG, and for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York. Messrs. Selover and Foran are also employees of our affiliate, Services.

                                     EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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